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EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


                         JMI Phoenix Laboratories, Inc.

                        JMI-Canton Pharmaceuticals, Inc.

                                  GenTrac, Inc.

                        JMI-Daniels Pharmaceuticals, Inc.